Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income was $2.4 million for the three-month period ended September 30, 2023.
●	Total loans increased by $7.6 million, or an annualized 4.3%, for the three-month period ended September 30, 2023.
●	Non-performing loans to total loans remained low at 0.04% at September 30, 2023.
●	Total deposits increased by $8.8 million, or an annualized 3.7%, for the three-month period ended September 30, 2023.

Minerva, Ohio — October 27, 2023 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $2.4 million for the first quarter of fiscal year 2024, a decrease of $125 thousand, or 4.9%, from the same period last year. Earnings per share for the first quarter of fiscal year 2024 were $0.78 compared to $0.83 for the same period last year.

“The story this quarter centers on market interest rates. The 4.9% decrease in first quarter earnings is mainly attributed to the rapid increase in funding costs brought on by the unprecedented increase in the federal funds target rate and abnormal competition for deposits over the last six months. We believe there are signs of stabilization. The rate of increase in the bank’s cost of funds and resulting decrease in net interest margin has slowed as rate differentials between maturing and new deposits have narrowed while interest rates on new loans are considerably higher than the existing portfolio yield,” said Ralph J. Lober II, President & Chief Executive Officer. “While high market rates continue to negatively impact residential mortgage production and the commercial pipeline has softened from the highs seen earlier in the spring, we are still closing loans for new projects, equipment, and funding construction draws on previous commitments. As a result, loan balances increased $7.6 million in the three-month period ending September 30, 2023. We know higher interest rates are squeezing business and family cash flows, however, to date, our loan portfolio is performing well. We have not experienced significant increases in delinquency rates, net charge-offs, or classified loan balances. Further, our deposit base continues to grow. Deposits increased $8.8 million in the last quarter and have increased $55.2 million since December 31, 2022, the quarter end before liquidity concerns rattled the banking industry. We continue to make good loans to quality borrowers and continue to attract depositors to our business model.” he continued.

Quarterly Operating Results Overview

Net income was $2.4 million, or $0.78 per share, for the three months ended September 30, 2023, compared to $2.5 million, or $0.83 per share, for the same prior year period.

Net interest income was $8.2 million for the three-month period ended September 30, 2023 and $8.4 million for the same prior year period. The net interest margin was 3.09% for the quarter ended September 30, 2023, 3.20% for the quarter ended June 30, 2023, and 3.48% for the quarter ended September 30, 2022. The yield on average interest-earning assets was 4.45% for the quarter ended September 30, 2023, compared with 3.76% for the same prior year period. The cost of funds increased to 1.91% for the quarter ended September 30, 2023, from 0.40% for the same prior year period. The yield on interest-earning assets as well as the cost of funds have been impacted by the rapid increase in current market interest rates.

The provision for credit losses was $119 thousand for the three-month period ended September 30, 2023, compared with $410 thousand for the same period last year. Net charge-offs of $34 thousand were recorded for the three-month period ended September 30, 2023.

Other income increased by $26 thousand, or 2.3%, for the three-month period ended September 30, 2023, compared to the same prior year period primarily due to service charges on deposit accounts increasing by $29 thousand, or 7.3%, and mortgage banking income increasing by $16 thousand, or 19.5%. Also recorded within other income was a $79 thousand loss on the sale of securities as lower yielding securities were sold to reinvest at higher market rates.

Other expenses increased by $187 thousand, or 3.1%, for the three-month period ended September 30, 2023, compared to the same prior year period. Increases in salaries, employee benefits, debit card processing expenses, and FDIC insurance assessments contributed to the increase in other expenses for the three-month period ended September 30, 2023.

Balance Sheet and Asset Quality Overview

Total assets were $1.06 billion as of September 30, 2023 and June 30, 2023. From June 30, 2023, total loans increased by $7.6 million, or an annualized 4.3%, and total deposits increased by $8.8 million, or an annualized 3.7%.

Total available-for-sale securities decreased by $18.6 million to $261.0 million as of September 30, 2023, from $279.6 million as of June 30, 2023. The decline in the available-for-sale securities portfolio from June 30, 2023, was from a $8.8 million net reduction in the portfolio from sales and principal paydowns not being reinvested into the portfolio and due to a $9.7 million increase in the net unrealized mark to market loss. Total shareholders’ equity decreased to $49.6 million as of September 30, 2023, from $55.5 million as of June 30, 2023, because of an increase of $7.7 million in the accumulated other comprehensive loss from the mark-to-market of available-for-sale securities and from cash dividends paid of $512 thousand which was partially offset by net income of $2.4 million for the first quarter of fiscal year 2024. The total accumulated other comprehensive loss was $37.7 million as of September 30, 2023. Available-for-sale securities and shareholders’ equity were impacted by rapidly rising interest rates during 2022 and 2023 causing the accumulated other comprehensive loss to increase as available-for-sale securities are marked to fair market value. As market interest rates rise, the fair value of fixed-rate securities decline with a corresponding net of tax decline recorded in the accumulated other comprehensive loss portion of equity. This unrealized loss in securities is temporary and is adjusted monthly for additional market interest rate fluctuations, principal paydowns, calls, and maturities. Consumers has significant sources of liquidity and therefore does not expect to have to sell securities to fund growth.

Non-performing loans were $291 thousand as of September 30, 2023 and $104 thousand as of June 30, 2023. The allowance for credit losses (ACL) as a percent of total loans at September 30, 2023 was 1.08% compared with 1.09% at June 30, 2023.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-one full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Mahoning, Stark, and Summit counties in Ohio. Its market includes these counties as well as the sixteen contiguous counties in northeast Ohio, western Pennsylvania, and northern West Virginia. Information about Consumers National Bank can be accessed on the internet at https://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. Risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income, pricing and liquidity pressures may result; a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Months Ended
Consolidated Statements of Income	September 30, 2023	June 30, 2023	September 30, 2022
Total interest income	$11,735	$11,318	$9,074
Total interest expense	3,581	3,004	678
Net interest income	8,154	8,314	8,396
Provision for loan losses	119	60	410
Other income	1,157	1,285	1,131
Other expenses	6,265	6,243	6,078
Income before income taxes	2,927	3,296	3,039
Income tax expense	517	602	504
Net income	$2,410	$2,694	$2,535
Basic and diluted earnings per share	$0.78	$0.87	$0.83

	September 30,	June 30,	September 30,
Consolidated Statements of Financial Condition	2023	2023	2022
Assets
Cash and cash equivalents	$19,643	$11,755	$25,515
Certificates of deposit in other financial institutions	2,493	2,501	3,769
Securities, available-for-sale	261,030	279,605	278,418
Securities, held-to-maturity	6,866	6,970	7,769
Equity securities, at fair value	386	386	376
Federal bank and other restricted stocks, at cost	1,982	2,168	2,267
Loans held for sale	—	764	433
Total loans	717,921	710,362	637,601
Less: allowance for credit losses	7,782	7,724	7,546
Net loans	710,139	702,638	630,055
Other assets	54,977	53,237	42,821
Total assets	$1,057,516	$1,060,024	$991,423
Liabilities and Shareholders’ Equity
Deposits	$961,374	$952,533	$912,083
Other interest-bearing liabilities	30,091	35,143	29,163
Other liabilities	16,496	16,864	6,719
Total liabilities	1,007,961	1,004,540	947,965
Shareholders’ equity	49,555	55,484	43,458
Total liabilities and shareholders’ equity	$1,057,516	$1,060,024	$991,423

	At or For the Three Months Ended
Performance Ratios:	September 30, 2023	June 30, 2023	September 30, 2022
Return on Average Assets (Annualized)	0.90%	1.02%	1.02%
Return on Average Equity (Annualized)	17.31	19.29	18.03
Average Equity to Average Assets	5.21	5.30	5.63
Net Interest Margin (Fully Tax Equivalent)	3.09	3.20	3.48

Market Data:
Book Value to Common Share	$15.94	$17.92	$14.20
Dividends Paid per Common Share (QTD)	$0.18	$0.17	$0.17
Period End Common Shares	3,108,405	3,096,100	3,059,739

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.02%	0.02%	0.01%
Non-performing Assets to Total Assets	0.04	0.03	0.01
ACL to Total Loans	1.08	1.09	1.18